CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated November 23, 2021, with respect to the financial statements of Allspring C&B Mid Cap Value Fund (formerly Wells Fargo C&B Mid Cap Value Fund), Allspring Common Stock Fund (formerly Wells Fargo Common Stock Fund), Allspring Discovery Fund (formerly Wells Fargo Discovery Fund), Allspring Enterprise Fund (formerly Wells Fargo Enterprise Fund), Allspring Opportunity Fund (formerly Wells Fargo Opportunity Fund), and Allspring Special Mid Cap Value Fund (formerly Wells Fargo Special Mid Cap Value Fund), six of the funds comprising Allspring Funds Trust (formerly Wells Fargo Funds Trust), as of September 30, 2021, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
January 24, 2022